Exhibit 3.12

CERTIFICATE OF FORMATION

OF

SHELL ELASTOMERS LLC

The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST: The name of the limited liability company is SHELL ELASTOMERS LLC.

SECOND: The name and address of the registered agent for service of process and registered office of the company are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 5th day of May, 1999.

SHELL OIL COMPANY
(By its agent, Shell Chemical Company)

/s/ J. L. Golden
Authorized Person

By:	J. L. Golden
Title:	President & Chief Executive Officer
Shell Chemical Company

cmp

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 05/06/1999

991181321 — 3039818